                                                                    Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 7, 2002


Ladies and Gentlemen:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 7, 2002 of Lufkin Industries, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc:  Mr. R.D. Leslie, Vice President, Chief Financial Officer, Treasurer